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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
POWER MEDICAL INTERVENTIONS, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POWER MEDICAL INTERVENTIONS, INC.
2021 CABOT BOULEVARD
LANGHORNE, PENNSYLVANIA 19047
(267) 775-8100

NOTICE OF SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 14, 2008

To the Stockholders of Power Medical Interventions, Inc.:

        Notice is hereby given that a Special Meeting in Lieu of Annual Meeting of Stockholders (the "Annual Meeting") of Power Medical Interventions, Inc., a Delaware corporation ("PMI" or the "Company"), will be held at 10:00 a.m., local time, on May 14, 2008, at the Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, to consider and act upon the following proposals:

  1.
  To elect two members to the board of directors to serve for three-year terms as Class I directors;

  2.
  To approve an amendment to our 2007 equity incentive plan increasing the shares of our common stock issuable under the plan by 945,164 shares;

  3.
  To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

        The board of directors has fixed the close of business on March 31, 2008, as the record date for the determination of the PMI stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

        All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

        Properly executed proxies will be voted in accordance with the specifications on the proxy card. A list of stockholders entitled to vote will be available for inspection at the offices of the Company, located at 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047, for a period of ten (10) days prior to the Annual Meeting. Executed proxies with no instructions indicated thereon will be voted FOR the election of management's nominees for director and FOR approval of the other matters set forth in this Notice of Annual Meeting of Stockholders.

                      By Order of the Board of Directors,

                      Elizabeth McLoughlin
                       Secretary

Langhorne, Pennsylvania
April 16, 2008

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

POWER MEDICAL INTERVENTIONS, INC.
2021 CABOT BOULEVARD
LANGHORNE, PENNSYLVANIA 19047
(267) 775-8100

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008

i

EXECUTIVE OFFICERS AND COMPENSATION OF EXECUTIVE OFFICERS
Executive Officers	17
Compensation Discussion and Analysis	18
Equity Compensation Plan Information	27
Compensation Committee Report	28
INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE
Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders	29
Section 16(a) Beneficial Ownership Reporting Compliance	31
INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS
Our Auditors	32
Audit Committee Report	32
Fees for Professional Services	33
Pre-Approval Policies and Procedures	33
Whistleblower Procedures	33
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures	34
Transactions with Gerald Dorros, M.D.	34
OTHER MATTERS
Other Business	35
Stockholder Proposals	35
Nomination of Director Candidates	35
Where You Can Find Additional Information	35

ii

POWER MEDICAL INTERVENTIONS, INC.
2021 CABOT BOULEVARD
LANGHORNE, PENNSYLVANIA 19047
(267) 775-8100

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008

INFORMATION ABOUT THE MEETING

The Meeting

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of Power Medical Interventions, Inc., a Delaware corporation ("PMI" or the "Company"), for use at the Company's Special Meeting in Lieu of Annual Meeting of Stockholders to be held on Wednesday, May 14, 2008 (the "Annual Meeting") at 10:00 a.m., local time, at the Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, or at any postponements or adjournments thereof. The purpose of the Annual Meeting is to consider and act upon the following proposals:

  1.
  To elect two members to our board of directors to serve for three-year terms as Class I directors;

  2.
  To approve an amendment to our 2007 equity incentive plan increasing the shares of our common stock issuable under the plan by 945,164 shares;

  3.
  To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2008; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

        This Proxy Statement and the enclosed proxy card, as well as our annual report, containing financial statements and management's discussion and analysis of financial condition and results of operations for the twelve months ended December 31, 2007, will be mailed to stockholders on or about April 16, 2008.

How to Vote

        Only stockholders of record at the close of business on March 31, 2008 (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of the Record Date, an aggregate of 17,107,052 shares of common stock, $0.001 par value per share (the "Common Stock"), of the Company were issued and outstanding and held by approximately 525 holders of record. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the form of proxy. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any proxy may be revoked by the person giving it at any time before its exercise by (1) filing with the Secretary of the

Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to Power Medical Interventions, Inc., 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047, Attention: Corporate Secretary, at or before the taking of the vote at the Annual Meeting.

Quorum and Tabulation of Votes

        Our bylaws provide that the representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the stockholders entitled to vote at the meeting may adjourn the meeting until a later time. Abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner. The election of directors and the ratification of the appointment of independent registered public accounting firms are considered routine matters and under the rules that currently govern brokers and banks, brokers will have discretion to vote shares held in street name for their clients on those matters. Approval of the amendment to our 2007 equity incentive plan is considered non-routine, and therefore, without instructions from their clients, brokers and banks will not have discretion to vote their clients' shares on that matter.

        The election of directors requires a plurality of the votes cast for the election of directors and, accordingly, the two director nominees receiving the highest number of "FOR" votes at the meeting will be elected to serve as Class I directors. You may vote either "FOR" or "WITHHOLD" your vote for each director nominee. A properly executed proxy marked "WITHHOLD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        Under our bylaws, the approval of the amendment to the 2007 equity incentive plan requires a majority of the votes cast. You may vote either "FOR" or "AGAINST" approval of the amendment to the 2007 equity incentive plan, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the approval of the amendment to the 2007 equity incentive plan will not be counted as a vote cast with respect to that proposal.

        Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 is not required by law or by our governing instruments. However, our board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance and practice. Under our bylaws, the ratification of the appointment of Ernst & Young LLP requires a majority of the votes cast. You may vote either "FOR" or "AGAINST" ratification of the appointment, or you may abstain. A properly executed proxy marked "ABSTAIN" with respect to the ratification of the appointment will not be counted as a vote cast with respect to such ratification.

        The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no stockholder has advised us of an intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s)

named as your proxyholder(s) will have the discretion to vote your shares on those matters in accordance with their best judgment and as they deem advisable.

        An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker "non-votes" are not counted as votes cast for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

        The persons named as attorneys-in-fact in the proxies were selected by our board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted.

        All shares represented by properly executed proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the shares represented by proxies will be voted in favor of the proposals set forth in the accompanying Notice of Special Meeting in Lieu of Annual Meeting.

Multiple Stockholders Sharing the Same Address

        If you and other residents at your mailing address own shares of Common Stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2007 Annual Report. If you and other residents at your mailing address own shares of Common Stock in your own names, you may have received only one copy of this proxy statement and our 2007 Annual Report unless you provided our transfer agent with contrary instructions.

        This practice, known as "householding," is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2007 Annual Report by sending a written request to Power Medical Interventions, Inc., 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047, Attention: Corporate Secretary. If you hold your shares through a broker or other nominee and wish to discontinue householding or to change your householding election, you may do so by calling (800) 542-1061 or writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling (212) 509-4000 or writing to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PROPOSAL ONE—ELECTION OF CLASS I DIRECTORS

        Our board of directors has fixed the number of directors at seven pursuant to our bylaws. The terms of office of our Class I directors expire on the date of the 2008 Annual Meeting. Our Class I director Kenneth S. Abramowitz has notified us that he does not intend to seek re-election at our 2008 Annual Meeting. Our board of directors has nominated David R. Murray for re-election as a Class I director and has nominated Charles W. Federico for election as a Class I director to succeed Mr. Abramowitz, in each case for a three-year term expiring at our annual meeting of stockholders in 2011. Our five Class II and Class III directors will continue in office after the Annual Meeting.

Classes of the Board of Directors

        Our board of directors is divided into three classes. Each of the directors serves a three-year term, with one class of directors being elected by our stockholders at each annual meeting. Currently, our directors are divided into Classes I, II and III as follows:

Name	Age	Term Expires	Position
CLASS I DIRECTORS
Kenneth S. Abramowitz(1)	56	2008	Director
David R. Murray(3)(2)	60	2008	Director
CLASS II DIRECTORS
James R. Locher III(3)	60	2009	Director
Lon E. Otremba(1)(2)	50	2009	Director
CLASS III DIRECTORS
Gerald Dorros, M.D.(2)(3)	65	2010	Director
John C. Moran(1)(3)	54	2010	Director
Michael P. Whitman	47	2010	President, Chief Executive Officer and Chairman of the Board of Directors

(1)
Member of audit committee.

(2)
Member of compensation committee.

(3)
Member of nominating committee.

Director Nominees

        At the Annual Meeting, two Class I directors will be elected to serve until the 2011 annual meeting and until such directors' successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Our board of directors has nominated Charles W. Federico for election and David R. Murray for re-election as Class I directors. Both nominees have agreed to serve if elected, and we have no reason to believe that either will be unable to serve. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for another nominee as is then designated by our board of directors.

        Charles W. Federico, age 59, is currently retired. From 2001 until his retirement in 2006, Mr. Federico was President and Chief Executive Officer of Orthofix International N.V., a provider of innovative solutions for trauma and spine fusion. He also served as President of Orthofix Inc., a subsidiary of Orthofix International, from 1996 to 2002. He remains a director of Orthofix International. Prior to joining Orthofix, Mr. Federico was with Smith & Nephew Endoscopy for 16 years, where he served most recently as its President. Mr. Federico is also a member of the Board of Directors of BioMimetic Therapeutics, Inc., Mako Surgical Corp. and SRI/Surgical Express, Inc. He also currently serves on the Board of Trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and board member of the American Sports Medicine Institute.

        David R. Murray has served as a member of our Board of Directors since October 2007. Since 2004, Mr. Murray has been President of Conmed Electrosurgery, a provider of electrosurgical instruments that is a division of Conmed Corporation. Prior to joining Conmed, Mr. Murray operated his own consulting business for nine years where he served as interim CEO in early stage medical device companies, assisting them to develop and implement strategies to drive growth and investment. From 1996 to 2001, he also served as President and Chief Executive Officer of CryoGen, Inc., a women's healthcare company. Prior to starting his consulting business Mr. Murray worked for seventeen years at Johnson & Johnson companies, in a number of roles, including Vice President of Sales and Marketing for Ethicon, Inc. and as President of Critikon. Mr. Murray holds a B.S. in Industrial Management from Purdue University and a M.B.A. in Finance from the Wharton School of the University of Pennsylvania.

Directors Whose Term Extends Beyond the 2008 Annual Meeting

        Michael P. Whitman founded Power Medical Interventions, Inc. with Gerald Dorros, M.D. in October 1999 and has served as our President and Chief Executive Officer and Chairman of our Board of Directors since our inception. Before founding our company, Mr. Whitman served as Vice President of Marketing at Olympus America Inc., a manufacturer of endoscopes and medical imaging systems, from April 1998 to October 1999. He worked for several subsidiaries of Johnson & Johnson, serving as Vice President of Sales and as Director of Sales and Marketing for Cordis Endovascular from June 1995 to April 1998, Regional Sales Manager for Ethicon Endo-Surgery from September 1992 to October 1993, and Group Product Director for Ethicon, Inc. from May 1991 to September 1992. Before that he held product development positions at both Ethicon Endo-Surgery and Johnson & Johnson Interventional Systems. Mr. Whitman also served as Director of Marketing for Synthes Spine Company, LP, a provider of instruments, implants and tools for orthopedic and spine surgery, from December 1993 to June 1995. Mr. Whitman received a Bachelor of Arts degree in Business and Economics from Lafayette College.

        Dr. Gerald Dorros co-founded our company with Mr. Whitman in 1999 and has served as a member of our Board of Directors since our inception. He is an interventional cardiologist and cardiovascular interventionist, and has served as the Medical Director of the Dorros Feuer Interventional Cardiovascular Disease Foundation Ltd., since 1983. He also served as the President of the Arizona Heart Institute Foundation from 1997 to 2000 and previously was a partner of the Milwaukee Heart and Vascular Clinic from 1981 to 1997. Dr. Dorros has held clinical professorships in medicine at the University of Wisconsin, Columbia University, State University of New York, and University of Illinois. Dr. Dorros received a Bachelor of Arts degree from Dartmouth College in 1964, and a medical degree from the Albert Einstein College of Medicine of Yeshiva University in 1968. He has received honorary Doctor of Science degrees from Yeshiva University and Colby College.

        The Honorable James R. Locher III has been a member of our Board of Directors since 1999. Since 1993, Mr. Locher has written, lectured, consulted, and served on commissions related to the organization of the United States Department of Defense. Currently, he is serving as Executive Director of the Project on National Security Reform, an effort to reorganize the U.S. national security system. From 2003 to 2004, he served as Chairman of the Defense Reform Commission of Bosnia and Herzegovina. From 1989 to 1993, Mr. Locher was Assistant Secretary of Defense for Special Operations and Low-Intensity Conflict. From 1978 to 1986, Mr. Locher served on the staff of the Senate Armed Services Committee. He has also held staff positions in the White House and the Pentagon. He is a graduate of the United States Military Academy at West Point, received a master's degree in business administration from Harvard Business School, and was awarded an honorary Doctor of Laws degree from Hampden-Sydney College.

        John C. Moran has been a member of our Board of Directors since 1999. Since 1997, Mr. Moran has been a private investor. From 1990 to 1997, Mr. Moran served as the first President of Synthes Spine Company, LP, an affiliate of Synthes, Inc., that makes instruments, implants and tools for orthopedic and spine surgery. From 1979 to 1990, Mr. Moran served in various capacities at Synthes USA, another affiliate of Synthes, Inc., including Vice President of Finance and Administration and Chief Operating Officer. Mr. Moran is also a member of the Board of Directors of Advanced Biomaterials Systems, Anika Therapeutics, Inc., Christini Technologies, Inc., Paradigm Spine, LLC and Rainier Technologies Corporation. Mr. Moran received a master's degree in business administration from Harvard Business School and is a graduate of the University of Notre Dame.

        Lon E. Otremba has been a member of our Board of Directors since October 2006. Since 2005 he has been the Principal Managing Partner of Otremba Management Advisory LLC, a strategic and operational management advisory firm. Mr. Otremba also served as Chief Executive Officer and a director of Muzak, LLC, a provider of commercial music services, from 2003 to 2005. Prior to joining Muzak, Mr. Otremba served as Executive Vice President, Strategic Planning and Operations of the AOL Interactive Marketing Group of Time Warner, from 2002 to 2003, and as Executive Vice President, Strategic Planning, of the AOL Time Warner Local Partnership Group from 2001 to 2002. Mr. Otremba currently also serves on the board of directors of Artes Medical, Cardium Therapeutics, Access 360 Media, and EEI Communications. He is also a trustee and treasurer of Buckley Country Day School. Mr. Otremba holds a Bachelor of Arts degree in marketing and economics from Michigan State University.

Director Independence

        A majority of our directors are independent within the meaning of the applicable rules of the Securities and Exchange Commission, or the SEC, and The Nasdaq Stock Market, LLC. Specifically, our board of directors has determined that each of Messrs. Abramowitz, Cesarek, Dorros, Locher, Moran, Otremba and Murray is an independent director, and that Mr. Federico will upon his election be an independent director.

        Each executive officer serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors and executive officers.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating committee, which are the only standing committees of the board of directors.

        Audit committee.    The current members of our audit committee are John C. Moran who serves as chairman, Kenneth S. Abramowitz and Lon E. Otremba. Upon the election of Charles W. Federico as a director at the Annual Meeting, Mr. Federico will succeed Mr. Abramowitz as a member of the audit committee. The board of directors has determined that each of Messrs. Moran, Abramowitz, Otremba and Federico qualifies as an independent director for purposes of service on the audit committee, and that Mr. Moran qualifies as an "audit committee financial expert," as defined by applicable rules of The Nasdaq Stock Market, LLC and the SEC. The audit committee assists our board of directors in its oversight of:

  •
  the integrity of our financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent registered public accounting firm; and

  •
  the performance of our independent registered public accounting firm.

        The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm, Ernst & Young LLP. The audit committee establishes and implements policies and procedures for the pre-approval of all audit services and all permissible non-audit services provided by our independent registered public accounting firm and reviews and approves any related party transactions entered into by us. Our audit committee met three times and acted one time by written consent during 2007.

        Compensation committee.    The current members of our compensation committee are David R. Murray, who serves as chairman, Gerald Dorros, M.D. and Lon E. Otremba, each of whom is an independent director. The compensation committee:

  •
  recommends to the board of directors the compensation and benefits of our executive officers;

  •
  reviews and makes recommendations to the board of directors regarding benefit plans and programs for employee compensation; and

  •
  administers our equity compensation plans.

        Our compensation committee met five times and acted seven times by written consent during 2007.

        Nominating committee.    The current members of our nominating committee are Mr. Locher, who serves as chairman, Gerald Dorros and John C. Moran, each of whom is an independent director. The nominating committee:

  •
  identifies individuals qualified to become board members; and

  •
  recommends to the board of directors nominations of persons to be elected to the board.

        Our nominating committee did not meet or act by written consent during 2007.

        Committee Charters.    Each of our audit, compensation and nominating committees are governed by charters that have been approved by our board of directors and are publicly available on our website, www.pmi2.com, under the section "Corporate Governance."

Compensation Committee Interlocks and Insider Participation

        No member of our board of directors or our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

        Prior to May 2007, our directors did not receive any cash compensation for their services as directors. Our non-employee directors were reimbursed, upon request, for travel and other out-of-pocket expenses incurred in connection with their attendance at meetings of the board and of committees on which they served. Some of our directors received options to purchase shares of our common stock. These options were not granted regularly and they usually vested in equal installments over four years.

        In May 2007, our board of directors adopted a compensation plan for non-employee directors. Each non-employee director receives cash compensation at a rate of $20,000 per year, or a rate of $25,000 per year for the chairmen of our audit and compensation committees. In addition, non-employee directors are paid $2,000 for each regularly scheduled board meeting that they attend in person or by teleconference and are reimbursed, upon request, for travel and other out-of-pocket expenses incurred in connection with their attendance at board meetings. In addition, each non-employee director who continues in office after our 2008 Annual Meeting will receive a non-qualified option to purchase 4,688 shares of our common stock. Mr. Federico would also receive a non-qualified stock option to purchase 4,688 shares of our common stock upon his election as a director. These options will vest in equal monthly installments over three years from the date of grant. All such options shall become fully vested in the event of a change of control of our company.

        The following table provides compensation information for all our non-employee directors during 2007:

	Fees earned or paid in cash(1)	Option Awards(2)	All Other Compensation(3)	Total
Kenneth S. Abramowitz	$12,000	$38,207	—	$50,207
Timothy J. Cesarek(4)	11,725	—	—	11,725
Gerald Dorros, M.D.	12,000	38,207	$4,134	54,341
James R. Locher III	10,000	38,207	1,245	49,452
John C. Moran	14,500	38,207	—	52,707
Lon E. Otremba	14,500	38,207	—	52,707
David R. Murray	275	38,207	—	38,482

    (1)
    Consists of cash compensation earned after the May 2007 adoption of our director compensation plan, prorated for the director's term of service, and a board meeting fee of $2,000 for each regularly scheduled board meeting attended by the director.

    (2)
    Amounts shown do not reflect compensation actually received by the director. The amounts shown represent expense recognized in our 2007 consolidated financial statements in accordance with SFAS 123(R) for option awards granted to our directors, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. Except for the forfeiture of stock options to purchase 391 shares of our common stock held by our former director, Timothy Cesarek, there were no actual forfeitures of stock options by any director in 2007. The other assumptions used to calculate the expense amounts shown for stock options granted in 2007 are set forth in Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on March 31, 2008.

    (3)
    Consists of travel and other out-of-pocket expenses incurred in connection with attendance at board meetings.

    (4)
    Mr. Cesarek resigned from our board of directors effective upon the closing of our initial public offering on October 31, 2007. Upon his resignation Mr. Cesarek forfeited options to purchase 391 shares of our common stock. Mr. Cesarek's remaining options to purchase 4,297 shares expired on January 31, 2008.

Meetings of the Board of Directors

        Our board of directors met in person or by telephone nine times and acted by unanimous written consent four times during the year ended December 31, 2007. All of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and meetings held by all committees of the board on which they served in 2007.

Policy Regarding Board Attendance

        Our directors are expected to attend meetings of the board of directors and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our board of directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Director Candidates and Selection Process

        Our nominating committee, in consultation with our chief executive officer, is responsible for identifying and reviewing candidates to fill open positions on the board of directors, including positions arising as a result of the expiration of the term, removal, resignation or retirement of any director, an increase in the size of the board or otherwise, and recommending to our full board candidates for nomination for election to the board. In recommending new directors, the committee will consider any requirements of applicable law or listing standards, a candidate's strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the board (including its size and structure), principles of diversity, and such other factors as the committee deems to be appropriate.

        The committee is responsible for reviewing from time to time the appropriate skills and characteristics required of board members in the context of the current make-up of the board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, operations and other areas that contribute to an effective board.

        Stockholders may recommend individuals to the nominating committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our nominating committee, c/o Corporate Secretary, Power Medical Interventions, Inc., 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our board if elected. As part of this responsibility, the committee will be responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the board and such candidate's compliance with the independence and other qualification requirements established by the committee or imposed by applicable law or listing standards.

Stockholder Communications with the Board

        Stockholders wishing to communicate with our board of directors should send correspondence to the attention of the Chairman of the Board of Directors, c/o Corporate Secretary, Power Medical Interventions, Inc., 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The chairman will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the full board of directors or a committee of the board, or if the chairman determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate officer of the Company. The chairman will review all stockholder correspondence, but the decision to relay that correspondence to the full board or a committee will rest entirely within his discretion. Our board of directors believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the chairman, our board may elect to adopt more elaborate screening procedures.

Code of Ethics

        Our board of directors has adopted a code of ethics which establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code of ethics addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethics, employee misconduct, conflicts of interest or other violations. Our code of ethics is publicly available on our website at http://www.pmi2.com. Any waiver of our code of ethics with respect to our chief executive officer, chief financial officer, controller or persons performing similar functions may only be authorized by our audit committee and will be disclosed as required by applicable law.

Board of Directors' Recommendation

        Our Board of Directors recommends that you vote FOR the election of Charles W. Federico and David R. Murray as our Class I directors.

PROPOSAL TWO—AMENDMENT TO OUR 2007 EQUITY INCENTIVE PLAN

Description of Amendment to Our 2007 Equity Incentive Plan

        On January 23, 2008, our board of directors approved an amendment to our 2007 Equity Incentive Plan (the "2007 Plan") to increase the number of shares available for issuance under the plan by 945,164 shares, subject to shareholder approval at the 2008 Annual Meeting.

        The purpose of the 2007 Plan is to further align the interests of our current and future directors, executive officers, employees, consultants and advisors with the interests of our stockholders by giving them an opportunity to acquire an ownership interest (or increase an existing ownership interest) in our company through the acquisition of shares of common stock. Stock options currently constitute a significant portion of the overall compensation of our key employees and our non-employee directors. The board of directors believes that the availability of an adequate reserve of shares for issuance under the 2007 Plan assists us in attracting and retaining key employees by enabling us to offer competitive compensation packages.

        We are submitting Proposal Two for shareholder approval:

  •
  to ensure that we will have a sufficient number of shares available under our 2007 Plan to enable us to attract and retain executive officers, outside directors and other key employees in a fashion that the board of directors believes is beneficial to our firm and its shareholders;

  •
  to allow certain awards under our 2007 Plan to qualify as incentive stock options in accordance with Section 422 of the Internal Revenue Code;

  •
  to allow certain awards under our 2007 Plan to be treated for federal income tax purposes as "qualified performance-based compensation," which is excludable from the computation of the deduction limit set forth in Section 162(m) of the Internal Revenue Code; and

  •
  to comply with the rules of The Nasdaq Stock Market, LLC.

        As of April 14, 2008, 338,280 shares of common stock remain available for issuance pursuant to future awards under our 2007 Plan, without regard to the proposed amendment. The number of shares available for future awards could increase to the extent that shares underlying outstanding awards that have been issued under the 2007 Plan, or shares issued under our 2000 Stock Option Plan or 2004 Stock Incentive Plan, are forfeited, cancelled, reacquired, expire, are tendered in payment of the exercise price of options or otherwise terminate, for any reason (other than by exercise), but our 2007 Plan does not contain any other replenishment provision by which the number of shares available for issuance under the plan is automatically increased.

        As of April 14, 2008, stock options to purchase an aggregate of 2,034,074 shares of our common stock were outstanding under our equity compensation plans. These options had a weighted average exercise price of approximately $9.32 per share and a weighted average remaining term of 8 years. At April 14, 2008, restricted stock awards for an aggregate of 5,235 shares of our common stock were outstanding. We have no other equity-based compensation awards outstanding.

        Prior to adopting the amendment to the 2007 Plan described above, our board of directors reviewed our historical grants of equity awards and management's projections of the awards that we will likely issue under our 2007 Plan for compensating new hires and existing executive officers, outside directors, and other key employees in the upcoming years. Based on these projections, we believe it is likely that the pool of available shares remaining under our 2007 Plan will be exhausted before December 31, 2008. We believe that unless this pool of shares is increased, our ability to attract, retain, and motivate our management and other employees will be impaired.

        Shareholder approval of the proposed increase to the maximum number of shares of our common stock issuable under our 2007 Plan would also have certain tax benefits to our employees. Our 2007

Plan allows us to award "incentive stock options," which receive favorable tax treatment under the Internal Revenue Code. The stock option grants under our 2007 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan cannot qualify as incentive stock options unless the increase is approved by our shareholders.

        Additionally, our 2007 Plan is specifically designed to preserve our ability to deduct the compensation we pay certain executive officers for income tax purposes. Section 162(m) of the Internal Revenue Code generally prevents us from deducting more than $1.0 million in compensation each year for each of our five most highly compensated executive officers. Compensation treated as "qualified performance-based compensation" under Section 162(m) is not subject to this limitation. Awards granted under our 2007 Plan that are enabled by the proposed increase of the maximum number of shares available for issuance under the plan may be treated as "qualified performance-based compensation" only if the increase is approved by a majority vote of our shareholders.

        Finally, as an issuer listed on the Nasdaq Global Select Market, we are required by the rules of The Nasdaq Stock Market, LLC to seek shareholder approval of any material amendment to any stock option or purchase plan or other equity compensation arrangement under which our executive officers, non-employee directors, or other employees may acquire shares of our common stock.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter.

Description of Our 2007 Equity Incentive Plan

        Our board of directors adopted our 2007 Plan in April 2007 and our stockholders approved it in May 2007. The 2007 Plan authorizes the issuance of awards for shares of our common stock to eligible individuals. The maximum number of shares initially authorized for issuance under our 2007 Plan was 2,434,985 shares, which was equal to the number of shares available for grant under our 2004 Stock Incentive Plan (discussed below) as of immediately prior to the completion of our initial public offering. As of April 14, 2008, there are approximately 714,535 shares subject to outstanding options to purchase common stock granted under the 2007 Plan.

        The 2007 Plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom awards will be granted and determines the exercise price and other terms of each award, subject to the provisions of the 2007 Plan.

        The 2007 Plan authorizes the grant of options to purchase common stock intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code, and non-statutory stock options.

        Our officers, directors, employees, consultants and advisors are eligible to receive awards under the 2007 Plan. No participant may receive awards for over 625,000 shares of common stock in any calendar year.

        Incentive options may be granted under the 2007 Plan to our employees and employees of our affiliates within the meaning of the Internal Revenue Code, including our officers and directors as well as officers and directors of our affiliates who are also employees. The exercise price of incentive options granted under the 2007 Plan must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant. This type of optionee must exercise his or her option within five years from the date of grant.

        Under the terms of the 2007 Plan, we may grant non-statutory options to our officers and other employees, our directors, and other individuals providing services to us.

        The 2007 Plan provides that, upon a change of control of our company:

  •
  each holder of an outstanding option, restricted stock award, performance share award or stock appreciation right shall be entitled, upon exercise of such option, to receive, in lieu of shares of our common stock, shares of such award or other securities, cash or property as the holders of our common stock received in connection with the change of control;

  •
  the compensation committee may accelerate the time for exercise of all unexercised and unexpired options, restricted stock awards, performance share awards and stock appreciation rights; or

  •
  all outstanding options, restricted stock awards, performance share awards and stock appreciation rights may be cancelled by the compensation committee as of the effective date of any such transaction, provided that notice of such cancellation shall be given to each holder of an award and that each holder of an award shall have the right to exercise such award to the extent that the same is then exercisable or, if the compensation committee shall have accelerated the time for exercise of all unexercised and unexpired options, restricted stock awards, performance share awards and stock appreciation rights, in full, during the 30-day period preceding the effective date of such a transaction.

        For these purposes, a change of control means the occurrence of any of the following:

  •
  any person becomes a beneficial owner of our securities representing 50% of the combined voting power of our then outstanding securities;

  •
  we engage in a merger or consolidation under circumstances in which our stockholders immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least 50% of the voting power of our company or the surviving or resulting corporation, as the case may be; or

  •
  we approve a complete liquidation of, sell or otherwise dispose of, all or substantially all of our assets.

New Plan Benefits

        Because the grant of awards under the 2007 Plan will be made in the future at the discretion of the compensation committee of the board of directors, we are unable to determine the dollar value or number of shares or amounts that will be received by or allocated to any person, including any executive officer, director or employee, as a result of the increase in the number of shares subject to issuance under the 2007 Plan. If the proposed amendment had been in effect during 2007, it would not have affected the number of awards received by or allocated to participants in 2007.

Future Amendments to the 2007 Plan

        Our board of directors may, in its discretion, terminate or amend the 2007 Plan at any time, except that no such termination may affect options previously granted, nor may any amendment make a change in any award previously granted which would adversely affect the rights of an award holder under the 2007 Plan.

Other Equity Incentive Plans

        We currently have three other equity incentive plans under which awards have been or may be granted, as follows:

2007 Employee Stock Purchase Plan

        Our board of directors adopted our 2007 Employee Stock Purchase Plan, or Purchase Plan, in April 2007 and our stockholders approved it in May 2007. A maximum of 75,000 shares of common stock are issuable under our Purchase Plan. No offering period has commenced and no options are outstanding under our Purchase Plan.

        All of our employees who customarily work at least 20 hours per week and five months per year and who have completed 12 months of employment are eligible to participate our Purchase Plan. Employees who own stock and hold outstanding options to purchase stock representing 5% or more of the total combined voting power or value of all classes of our stock are not eligible to participate in the stock purchase plan.

        At the commencement of each designated payroll deduction period, or offering period, an eligible employee may authorize us to deduct between 1% and 5%, in increments of 1%, of his or her base pay. On the last business day of the offering period, we will deem the employee to have exercised the option, at the exercise option price, to the extent of accumulated payroll deductions. The purchase price will be 85% of the closing market price of our common stock on the last day of the offering period, or the next trading day if the last day of the offering period is not a trading day. No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the offering period, in any calendar year under the Purchase Plan. Our Purchase Plan is administered by the compensation committee of the board of directors.

2004 Stock Incentive Plan

        In September 2004, we established our 2004 Stock Incentive Plan, which provided for the granting of restricted stock and of options which are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options which are not intended to meet the requirements of such section. Options to purchase shares could be granted to persons who, in the case of incentive stock options, are our employees or, in the case of non-statutory stock options, are our employees, non-employee directors or consultants. At April 14, 2008, options to purchase an aggregate of 827,149 shares of our common stock granted under our 2004 Stock Incentive Plan were outstanding. We will no longer grant any new awards under our 2004 Stock Incentive Plan.

        Generally, options granted under our 2004 Stock Incentive Plan vested over four years from the date of grant and expire ten years after the date granted. Options also terminated three months after the date on which employment is terminated, other than by reason of death or disability and one year from the date of termination due to death or disability, but in any event not later than the scheduled termination date.

2000 Stock Option Plan

        In 2000, we established our 2000 Stock Option Plan, which provided for the granting of stock options which are intended to qualify either as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or as options which are not intended to meet the requirements of such section. Options to purchase shares could be granted to persons who, in the case of incentive stock options, are our employees or, in the case of non-statutory stock options, are our employees, non-employee directors or consultants. At April 14, 2008, options to purchase an aggregate of 492,390 shares of our common stock granted under our 2000 Stock Option Plan were outstanding. We will no longer grant any new awards under our 2000 Stock Option Plan.

        Generally, options granted under our 2000 Stock Option Plan vested over four years from the date of grant and expire ten years after the date granted. Options also terminated three months after the date on which employment is terminated, other than by reason of death or disability and one year from the date of termination due to death or disability, but in any event not later than the scheduled termination date.

Board of Directors' Recommendation

        Our board of directors recommends that you vote FOR the proposal to approve the amendment to the 2007 Plan.

PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Ernst & Young LLP currently serves as our independent registered public accounting firm and audited our consolidated financial statements for the year ended December 31, 2007. Our audit committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2008 and to audit our consolidated financial statements for the year ending December 31, 2008.

        Our audit committee is responsible for selecting and appointing our independent registered public accounting firm, and this appointment is not required to be ratified by our shareholders. However, our audit committee has recommended that the board of directors submit this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

        In order to pass, this proposal must receive a majority of the votes cast with respect to this matter.

Board of Directors' Recommendation

        Our board of directors recommends that you vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

EXECUTIVE OFFICERS AND COMPENSATION OF EXECUTIVE OFFICERS

Executive Officers

        Alex T. Bourdon, our former chief operations officer, resigned from that position effective as of April 16, 2008. After Mr. Bourdon's resignation, we appointed Michael M. Fard as our vice president of operations. Mr. Fard, Donald Malinouskas, our vice president of research and development, and Keith Mintun, our vice president of sales and marketing, now report directly to Michael P. Whitman, our chief executive officer. Messrs. Whitman, Gandolfo, Fard, Malinouskas and Mintun are currently our only executive officers.

        The following table sets forth information with respect to our executive officers as of April 14, 2008:

Name	Age	Position
Michael P. Whitman	47	President, Chief Executive Officer and Chairman of the Board of Directors
John P. Gandolfo	47	Chief Financial Officer
Michael M. Fard	48	Vice President, Operations
Donald Malinouskas	62	Senior Vice President, Research and Development
Keith Mintun	53	Senior Vice President, Sales

        Further information regarding Michael P. Whitman is available under the section titled "Board of Directors—Directors Whose Term Extends Beyond the 2008 annual Meeting."

        John P. Gandolfo has served as our Chief Financial Officer since January 2007. Prior to joining PMI, Mr. Gandolfo was the Chief Financial Officer of Bioject Medical Technologies, Inc., a publicly held supplier of needle-free drug delivery systems to the pharmaceutical and biotechnology industries, from September 2001 to May 2006. Prior to joining Bioject, Mr. Gandolfo was the Chief Financial Officer of Capital Access Network, Inc., a privately held specialty finance company, from 2000 through September 2001, and Xceed, Inc., a publicly held Internet consulting firm, from 1999 to 2000. From 1994 to 1999, Mr. Gandolfo was Chief Financial Officer and Chief Operating Officer of Impath, Inc., a publicly held, cancer-focused healthcare information company. A graduate of Rutgers University, Mr. Gandolfo is a certified public accountant (inactive status) who began his professional career at Price Waterhouse.

        Michael M. Fard has been our Vice President, Operations since March 2008. From 1995 to 2007, Mr. Fard served as Vice President—New Product Development of MicroAire Surgical Instruments LLC, a provider of powered orthopedic surgical instruments. From 1992 to 1995, Mr. Fard was Vice President—Engineering and Operations of MicroAire. Before joining MicroAire, Mr. Fard held quality assurance management and engineering positions at Baxter International and American Hospital Supply. Mr. Fard received a B.S. in mechanical Engineering from California State University, Long Beach, and an M.B.A. from the College of William and Mary.

        Donald Malinouskas has been our Senior Vice President of Research and Development since December 2007. Prior to joining PMI in March 2000, Mr. Malinouskas was a member of the technical staff at Spacelabs Medical where he was responsible for the advanced development of innovative new obstetrical measurement and wireless technologies. From 1984 to 1997, he was Chief Engineer at Advanced Medical Products. From 1978 to 1984, Mr. Malinouskas held various positions at United States Surgical Corporation, including Senior Project Manager, Project Manager and Principal Engineer. From 1973 to 1978, Mr. Malinouskas was at BD Electrodyne, a division of Becton Dickinson, where he served as section manager, principal engineer, Senior Design Engineer and Design Engineer. From 1970 to 1973, Mr. Malinouskas was a design engineer at Vanguard Medical Products where he worked on developing cardiac monitoring products. From 1968 to 1970, he was a Senior Field Representative at United Technologies where he was responsible for the installation and hospital staff training for multi-channel telemetry cardiac monitoring systems. Mr. Malinouskas is a veteran of the United States Air Force.

        Keith Mintun has been our Senior Vice President of Sales since March 2008. Prior to taking this position, Mr. Mintun served as our Vice President, Area Sales, since November 2000. Prior to joining PMI, Mr. Mintun held various positions in sales and marketing with Olympus America, including area Vice-President, Regional Sales Director, Regional Manager, and Sales Representative, from March 1988 to November 2000. From March 1978 to March 1988, Mr. Mintun held various sales positions with American Hospital Supply. Mr. Mintun received a Bachelor of Science Degree in Business and Public Administration from the University of Arizona.

Compensation Discussion and Analysis

Overview

        This Compensation Discussion and Analysis discusses our policies and programs for compensating our executive officers and the compensation awarded to, earned by or paid to our executive officers in 2007. It provides information regarding the objectives and policies we apply in making compensation decisions and is accompanied by tabular disclosure and additional explanations of historical compensation paid to our named executive officers.

Objectives of Our Compensation Policy

        We operate in an extremely competitive and rapidly changing industry. Our compensation committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a framework that is intended to reward individual contribution and strong financial performance by our company. Within this overall philosophy, the compensation committee's objectives are to:

  •
  offer a total compensation program that takes into consideration information available to us concerning the compensation practices of other companies with which we compete for executive talent;

  •
  provide annual cash incentive awards that are based on our overall financial performance as well as individual contributions; and

  •
  align the financial interests of executive officers with those of shareholders by providing significant long-term equity-based incentives.

        Our compensation policy is designed to fairly reward our executives for their past efforts on our behalf and to encourage excellent performance in the future by affording them an opportunity to share in our success.

        Our compensation committee also believes that the proportion of an individual's total compensation that is dependent on individual and company performance objectives should increase as that individual's business responsibilities increase.

Role of Our Compensation Committee and Role of Our Executive Officers in the Compensation Process

        Our compensation committee makes recommendations to our board of directors concerning the compensation and benefits of our executive officers, which are considered and acted upon by our board of directors. Our board of directors has determined that each member of the compensation committee is independent within the meaning of the listing standards of The Nasdaq Stock Market, LLC, the rules of the Securities and Exchange Commission and the relevant securities laws, and that each member is an "outside director" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. Before we established our compensation committee in October 2006, decisions regarding executive compensation were made by our full board of directors based upon recommendations by our chief executive officer.

        We obtain industry compensation data on an informal basis from publicly available surveys, from interviews with new and departing employees, and from anecdotal evidence obtained from members of our board of directors. We have not engaged the services of any compensation consultant or engaged in any systematic process of formal benchmarking of total compensation or any element of compensation of our executive officers.

        The compensation committee has in the past typically considered recommendations made by Mr. Whitman regarding the performance, qualifications and proposed compensation for each executive officer, including himself. Mr. Whitman's recommendations encompass base salary, cash incentive awards and stock options. In 2007, the compensation committee approved, and the board of directors subsequently adopted, Mr. Whitman's recommendations for executive officer salaries, bonuses and equity incentive grants with only minor adjustments. Mr. Whitman, who is the chairman of our board of directors, has generally participated in deliberations and determinations of the board concerning compensation of our executive officers other than himself but has not participated in board deliberations or voted on matters relating to his own compensation.

Elements of Compensation

        Executive compensation consists of the following:

Base salary

        Our compensation committee establishes base salaries for our named executive officers based on their responsibilities, experience and expected contribution to our business. The compensation committee and Mr. Whitman also take into account anecdotal information available to us concerning the cash and equity compensation paid by similar companies with which we compete for executive talent. Our compensation committee reviews the base salaries of our executive officers annually taking into account each executive officer's effectiveness in achieving any corporate and personal goals set for the previous year, his or her expected contribution for the coming year and the competitive data. Base salaries are also evaluated relative to other components of our compensation program to ensure the executives' total compensation and mix of components is consistent with our compensation objectives and philosophies.

2007 base salaries

        In 2006, we paid Mr. Whitman a base salary of $320,000. In March 2007, we entered into an amended and restated employment agreement with Mr. Whitman that set his base salary at an annual rate of $365,000. This represented an increase of 14% above his base salary rate in 2006. The compensation committee recommended the increase in Mr. Whitman's salary after extensive employment agreement negotiations between Mr. Whitman and the compensation committee between October 2006 and March 2007. In deciding whether to increase Mr. Whitman's base salary, the compensation committee considered the challenges of transforming PMI into a publicly held company and Mr. Whitman's expected contribution to our efforts to commercialize important new products currently under development.

        In February 2007, we entered into an employment agreement with Mr. Gandolfo that set his base salary at $250,000. Among other factors relevant to the determination of his base salary, the compensation committee considered Mr. Whitman's recommendation, Mr. Gandolfo's experience as a chief financial officer of publicly held companies and the challenge of becoming chief financial officer at a time of intense activity in the development of our business.

        Mr. Bourdon's base salary of $250,000 for 2007 was specified in his 2006 employment agreement.

2008 base salaries

        In December 2007, the compensation committee of our board of directors approved salary increases for 2008 for each of our named executive officers:

  •
  we increased Mr. Whitman's base salary for 2008 to $385,000, as required by his 2007 employment agreement;

  •
  we increased Mr. Gandolfo's base salary for 2008 to $275,000; and

  •
  we increased Mr. Bourdon's base salary for 2008 to $275,000.

        Our employment agreements with Messrs. Whitman and Gandolfo are discussed below in the section titled "—Employment Agreements."

Annual incentive bonus plan

        Our annual incentive bonuses are intended to reward executives for assisting us to achieve our annual financial goals and for achieving individual performance objectives. These annual incentive bonuses are typically paid in cash within a few weeks after the end of each year. Financial goals for the company are determined by the board of directors at the beginning of each year and are subject to modifications by the board during the year. The individual annual performance objectives for Mr. Whitman are determined by the compensation committee after negotiations with Mr. Whitman. The annual performance objectives for Messrs. Bourdon and Gandolfo are determined by the compensation committee after considering recommendations from Mr. Whitman. Target bonuses, usually expressed as a percentage of base salary, are also determined at the beginning of each year. The target bonuses for Messrs. Bourdon and Gandolfo for 2007, determined as set forth in their employment contracts, were fixed at 35%. The target bonuses for Mr. Whitman for 2007 were set forth in his amended and restated employment agreement. The determinations as to whether we or the individual have achieved their respective goals, and the amounts of the annual incentive bonuses actually payable at the end of the year, are made by the compensation committee after considering recommendations from Mr. Whitman, including as to himself.

2007 short-term cash incentive awards

        In December 2007, the compensation committee of our board of directors approved cash bonuses for 2007 for each of our executive officers:

  •
  we awarded Mr. Whitman a cash bonus of $54,750 for the successful launch of our i60 product in 2007, as required by his 2007 employment agreement;

  •
  we awarded Mr. Whitman an additional discretionary cash bonus of $72,500 for his services in 2007, largely in recognition of the completion of our initial public offering in October 2007;

  •
  we awarded Mr. Gandolfo a discretionary cash bonus of $37,275 for his services in 2007; and

  •
  we awarded Mr. Bourdon a discretionary cash bonus of $26,250 for his services in 2007.

        Mr. Whitman was eligible, under his 2007 employment agreement, to receive a cash bonus of up to $550,000 for 2007, based upon the achievement of company performance objectives that were approved by our compensation committee. These objectives included the consummation of a qualified public offering of our common stock in 2007, achievement of revenue, net income (loss) and gross margin targets for 2007, and successful market launch of our new i60 product in 2007. Although the specific conditions for the completion of a qualified initial public offering under Mr. Whitman's employment agreement were not met, in December 2007, our compensation committee awarded Mr. Whitman a discretionary cash bonus of $72,500 largely in recognition of the completion of our initial public offering in October 2007. A cash bonus of $54,750 was awarded to Mr. Whitman in December 2007 for the successful market launch of our i60 product in 2007, as required by Mr. Whitman's employment agreement. Our compensation committee concluded that the other performance objectives in Mr. Whitman's employment agreement were not met in 2007.

        Mr. Gandolfo was eligible, under his 2007 employment agreement, to receive a cash bonus for 2007 of up to 35% of his base salary, based upon the achievement of company and individual performance objectives approved by Mr. Whitman and the compensation committee. These objectives included the completion of our convertible note financing, the consummation of an initial public offering meeting certain criteria, achievement of revenue, net income (loss) and gross margin targets for 2007 and implementation of specified compliance and investor relations programs during 2007. The cash bonus we paid to Mr. Gandolfo for 2007 amounted to 15% of his base salary for 2007, and was awarded primarily in recognition of the successful completion of our convertible note financing in March 2007 and our initial public offering in October 2007.

        Mr. Bourdon was eligible, under his 2006 employment agreement, to receive a cash bonus for 2007 in an amount of up to 35% to 100% of his base salary, based upon the achievement of company and individual performance objectives approved by Mr. Whitman and the compensation committee. These objectives included the achievement of revenue, net income (loss) and gross margin targets for 2007 and implementation of specified operational objectives, including market launches of our new i60 and iNOLC, or natural orifice linear cutter, products, bringing our new automated reload assembly system on line, implementation of improved inventory and cost management systems and achievement of regulatory compliance and ISO certification objectives. The cash bonus we paid to Mr. Bourdon for 2007 amounted to 11% of his base salary for 2007, and was awarded primarily in recognition of the market launch of our i60 product in 2007.

2008 short-term cash incentive plans

        In February 2008, our compensation committee approved short-term cash incentive plans for Messrs. Whitman, Gandolfo and Bourdon for 2008, as required by their employment agreements. All three cash incentive plans provide that if we achieve a specified revenue target and do not exceed a specified operating loss target in fiscal year 2008, and if these officers remain employed by us throughout the year, then we will pay them cash bonuses in early 2009. Effective April 16, 2008, Mr. Bourdon will no longer be employed by us, and will not be eligible to receive a cash bonus for 2008.

        The cash bonus to be paid to Mr. Gandolfo for fiscal year 2008 will equal the lesser of (x) $275,000 or (y) the sum of (A) $96,250 plus (B) 29.4% of a "Savings Bonus Pool." The cash bonus for Mr. Whitman for fiscal 2008 will equal the lesser of (x) $577,500 or (y) the sum of (A) $288,750 plus (B) 41.2% of the Savings Bonus Pool. The "Savings Bonus Pool" will be 30% of the amount, if any, by which our actual operating loss in fiscal year 2008 is more favorable (i.e., less than) the specified operating loss objective.

        The revenue and operating loss targets for 2008 established for purposes of the 2008 bonus plans for Messrs. Whitman and Gandolfo are based upon the operating plan for 2008 approved by our board of directors on January 23, 2008. The targets are aspirational in nature, and require results more favorable than stated in the board approved operating plan for 2008. We believe the achievement of these financial performance targets is not assured, and presents our executive officers with a significant challenge. The financial performance targets established for our executive officers' short-term cash incentive plans for 2007, which were intended to present a similar challenge, were not achieved.

Long-term equity incentive program

        To date, all of the long-term equity incentives granted to our executive officers have been in the form of non-statutory options to purchase common stock, which we believe provide an effective incentive with respect to future performance and an effective retention mechanism as a result of the applicable vesting mechanics of the awards.

        Our board of directors awards stock options to our executive officers based upon recommendations from our compensation committee. In formulating its recommendations, the compensation committee considers recommendations from Mr. Whitman. In determining the number of shares to be included in each option, the compensation committee considers the executive's responsibilities, expected future contribution to our operating results and equity compensation paid by other companies to similarly situated executive officers. The exercise prices of our stock option grants are set at or above the fair market value of a share of our stock at the time of the grant.

        The board of directors grants options for new hires at regularly scheduled board meetings and with exceptions described below, generally grants additional options, if any, to current employees once per year in connection with their annual performance evaluations, generally in December.

2007 equity incentive awards

        In April 2007, our board of directors granted Mr. Whitman a non-statutory option to purchase 380,068 shares of our common stock at an exercise price of $10.24 per share, in connection with the execution of his amended and restated employment agreement. This option is performance-based and vests only upon the achievement of corporate performance targets beginning in 2007. Specifically, 25% of the shares were scheduled to vest upon the completion of our initial public offering offering, 25% were scheduled to vest upon the successful launch of the i60 product in 2007, 40% were schedule to vest upon achievement of an annual revenue target for 2007, and the remaining 10% were scheduled to vest upon achievement of a net income (loss) target for 2007. Additionally, all of the shares would vest upon a change in control of the company, as defined in Mr. Whitman's employment agreement, occurring in 2007. The performance objectives other than the launch of our i60 product were not met in 2007, and accordingly, only 95,017 shares vested under Mr. Whitman's 2007 performance-based option.

        In April 2007, our board of directors granted Mr. Gandolfo a non-statutory option to purchase 114,418 shares of our common stock, at an exercise price of $10.24 per share, in connection with the execution of his amended and restated employment agreement.

2008 equity incentive awards

        In December 2007, our compensation committee awarded non-qualified options to purchase shares of our common stock to Mr. Gandolfo and Mr. Bourdon under our 2007 Equity Incentive Plan, as follows: Mr. Gandolfo, 14,890 shares and Mr. Bourdon, 20,340 shares. The exercise price for each stock option is $14.25 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on the date of grant. The stock options vest as to 25% of the shares on the first anniversary of the date of grant and as to an additional 6.25% of the total shares at the end of each successive three-month period following the first anniversary of the date of grant until the fourth anniversary of the date of grant. The December 2007 option awarded to Mr. Gandolfo was primarily in recognition of the successful completion of our initial public offering in October 2007. The December 2007 option awarded to Mr. Bourdon was primarily in recognition of additional responsibilities accepted by Mr. Bourdon.

        In January 2008, our compensation committee granted Mr. Whitman a non-qualified option to purchase 413,768 shares of our common stock. The timing of this grant and the number of shares purchasable under the option were prescribed in Mr. Whitman's 2007 employment agreement. The option was granted under our 2007 Equity Incentive Plan and has an exercise price of $11.31 per share, which was the last reported sale price of our common stock on the NASDAQ Global Market on the date of grant. The option vests over 4 years in equal quarterly installments, with the first installment vesting on March 31, 2008.

Severance and change of control benefits

        Messrs. Whitman and Gandolfo are entitled to receive severance benefits upon certain qualifying terminations of employment based on applicable provisions in their respective employment agreements. These severance arrangements are intended to assist us in attracting and retaining qualified executives and provide for continuity of management in connection with a threatened or actual change in control transaction.

        Under Mr. Whitman's amended and restated employment agreement, if we terminate his employment without cause (as defined in his employment agreement) or he terminates his employment due to a breach by us, then he would be entitled to receive his base salary and benefits until December 31, 2008, all shares purchasable under any option granted in 2008, would become vested and he would be entitled to receive any guaranteed bonus (not performance-based). If we do not extend Mr. Whitman's employment agreement beyond 2008, then we will be required to pay him a severance payment equal to 150% of his base salary as of December 31, 2008. In the event of a change of control (as defined in his employment agreement), we will be required to pay Mr. Whitman a severance payment equal to 150% of his base salary as of the closing of such transaction and all of the shares purchasable under his outstanding stock options will become vested.

        Under Mr. Gandolfo's employment agreement, if we terminate his employment without cause prior to a change of control (each as defined in his employment agreement), he will be entitled to receive his base salary for six months after the date of termination. If we terminate his employment without cause after a change of control, he will be entitled to receive his base salary for one year after the date of termination. Also, if a change of control occurs prior to the first anniversary of the date of Mr. Gandolfo's employment agreement, then 50% of the shares purchasable under his April 2007 stock option will become vested, and if a change of control occurs after the first anniversary of the date of his employment agreement, then all of the shares purchasable under his April 2007 and December 2007 stock options will become vested.

Perquisites and other compensation

        We also provide other benefits to certain of our executive officers that are not tied to any formal individual or company performance criteria and are intended to be part of a competitive overall compensation program. For 2007, these benefits included payment of term life insurance premiums, certain automobile and cell phone expenses, payment of premiums for disability insurance, and in the case of Mr. Whitman, we compensate Mr. Whitman up to $10,000 annually to cover income taxes owed in connection with the previously mentioned perquisites. See "—Summary Compensation Table."

Employment Agreements

        Michael P. Whitman.    On March 23, 2007 we entered into a second amended and restated employment agreement with Michael P. Whitman, pursuant to which he has agreed to serve as our chief executive officer through December 31, 2008. The agreement provides for a minimum base salary of $365,000 for 2007 and $385,000 for 2008. Pursuant to this employment agreement, Mr. Whitman is eligible to receive cash bonuses based upon the achievement of certain company performance objectives that are approved by our compensation committee. The agreement also required that we grant Mr. Whitman in January 2008 a non-qualified stock option to purchase a specified number of shares of our common stock. Mr. Whitman's employment agreement was amended on February 4, 2008 to provide specific performance targets set by our compensation committee upon which Mr. Whitman's 2008 cash bonus will be determined and paid.

        Under Mr. Whitman's amended and restated employment agreement, if we terminate his employment without cause (as defined in his employment agreement) or he terminates his employment due to a breach by the company, if we do not extend Mr. Whitman's employment agreement beyond 2008, or if a change of control (as defined in his employment agreement) occurs, then he will be entitled to certain severance payments and other benefits described above.

        John P. Gandolfo.    We have entered into an employment agreement dated January 5, 2007, with John P. Gandolfo, pursuant to which he has agreed to serve as our chief financial officer through December 31, 2009. The agreement provides for an initial base salary of $250,000, which will be reviewed annually by our chief executive officer and can be increased at the beginning of each calendar year. He is eligible to receive an annual bonus with a target bonus of 35% of base salary, based upon the achievement of certain company and individual performance objectives approved by our chief executive officer and the compensation committee of our board of directors. Mr. Gandolfo's employment agreement was amended on February 4, 2008 to provide specific performance targets set by our compensation committee upon which Mr. Gandolfo's 2008 cash bonus will be determined and paid. If we terminate Mr. Gandolfo without cause (as defined in his employment agreement), or if a change of control occurs, then he will be entitled to certain severance payments and other benefits described above. Under the employment agreement, Mr. Gandolfo is subject to customary non-solicitation, non-competition and confidentiality covenants.

401(k) Plan

        We maintain a defined contribution employee retirement plan, or 401(k) plan, for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The plan provides that each participant may contribute up to 15% of his or her pre-tax compensation, up to the statutory limit, which is $15,500 for calendar year 2008. Participants who are 50 years or older can also make catch-up contributions, which in calendar year 2008 may be up to an additional $5,000 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions, including any matching contributions by us, when contributed. Participant contributions are held and invested by the plan's trustee. The plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2007, we did not match participant contributions.

Compensation of Our Executive Officers

Summary Compensation Table

        The following table provides information regarding the compensation earned during the years ended December 31, 2006 and 2007 by our chief executive officer and each other person who served as an executive officer during 2007, was in office on December 31, 2007 and whose total compensation exceeded $100,000 for the year ended December 31, 2007. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		All Other Compensation ($)(2)		Total ($)
Michael P. Whitman President, Chief Executive Officer and Chairman	2007 2006	365,000 320,000	127,250 115,000	(3)	423,548 80,626	(4)	69,915 37,216	(5) (6)	985,713 552,842
John P. Gandolfo(7) Chief Financial Officer	2007	246,153	37,275		631,386		4,385	(8)	919,199
Alex T. Bourdon(9) Former Chief Operations Officer	2007 2006	250,000 33,654	26,250 —		165,769 —		4,385 —	(8)	446,404 33,654

(1)
Amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown represent expense recognized in our 2007 and 2006 consolidated financial statements in accordance with SFAS 123(R), except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. Options to purchase 114,481 shares of our common stock will be forfeited by Mr. Bourdon if not exercised prior to his departure on April 16, 2008. The other assumptions used to calculate the expense amounts shown for stock options granted in 2006 and 2007 are set forth in Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2007.

(2)
Except as described in the following footnotes, our named executive officers did not receive or earn any other perquisites, personal benefits or property as compensation for their services in 2006 or 2007. Reported compensation is valued on the basis of its aggregate incremental cost to us.

(3)
Consists of a discretionary cash bonus of $72,500 for Mr. Whitman's services in 2007, and a cash bonus of $54,750 in connection with the successful market launch of our new i60 product in 2007, as required by Mr. Whitman's employment agreement.

(4)
Represents the compensation expense related to the vesting of 25% of the performance-based option granted to Mr. Whitman on April 2007. Mr. Whitman vested in 95,017 shares in connection with the successful launch of our i60 product in 2007. The remaining 75% of the option did not, and will not, vest because the conditions for vesting, other than the successful launch of the i60 product, were not met in 2007. For more information concerning Mr. Whitman's 2007 equity incentive awards, see the section titled "2007 equity incentive awards" above.

(5)
Consists of premiums paid for life insurance in the amount of $3,325, an automobile allowance and cell phone allowance in the amount of $22,645, legal fees paid on Mr. Whitman's behalf to cover contract negotiation services in the amount of $28,351 and amounts paid to Mr. Whitman to cover a portion of the income taxes owed for these benefits in the amount of $15,594.

(6)
Consists of premiums paid for life insurance in the amount of $3,325, an automobile allowance and cell phone allowance in the amount of $18,000, and amounts paid to Mr. Whitman to cover a portion of the income taxes owed for these benefits in the amount of $15,891.

(7)
Mr. Gandolfo was appointed as our chief financial officer on January 5, 2007.

(8)
Amount represents automobile allowance.

(9)
Mr. Bourdon became our chief operations officer on October 27, 2006 and resigned from that position on March 17, 2008, effective as of April 16, 2008.

Grants of Plan-Based Awards

        The following table sets forth information regarding all plan-based awards to our named executive officers during 2007.

Name and Principal Position	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock Option Awards(2)
Michael P. Whitman President, Chief Executive Officer and Chairman	04/18/07	380,068	10.24		$1,694,191	(3)
John P. Gandolfo Chief Financial Officer	04/18/07 12/14/07	114,419 14,890	10.24 14.25	$ $	510,034 121,352
Alex T. Bourdon Former Chief Operations Officer	12/14/07	20,340	14.25		$165,769	(4)

(1)
The exercise price of each option was not less than the per share fair market value of our common stock, as determined in good faith by our board of directors on the grant date. Since the closing of our initial public offering in October 2007, we have utilized the quoted market price on the date of grant as the fair market value of our common stock within our Black-Scholes option pricing model.

(2)
Amount reflects the total fair value of stock options awarded in 2007 as of the date of grant, calculated in accordance with SFAS No. 123(R).

(3)
This option was performance-based and vested only upon the achievement of corporate performance targets beginning in 2007. Specifically, 25% of the shares were scheduled to vest upon the completion of our initial public offering offering, 25% were scheduled to vest upon the successful launch of the i60 product in 2007, 40% were scheduled to vest upon achievement of an annual revenue target for 2007, and the remaining 10% were scheduled to vest upon achievement of a net income (loss) target for 2007. Additionally, all of the shares would vest upon a change in control of the company, as defined in Mr. Whitman's employment agreement, occurring in 2007. The performance objectives other than the launch of our i60 product were not met in 2007. Accordingly, only 95,017 shares vested under Mr. Whitman's 2007 performance-based option during 2007 and no further vesting will occur under the option.

(4)
No portion of this option will vest, as a result of Mr. Bourdon's resignation from our employment.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding all outstanding equity awards held by our named executive officers at December 31, 2007.

Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael P. Whitman President, Chief Executive Officer and Chairman	210,875 4,688 49,230 54,147 43,639 95,017	— — 16,409 54,147 72,736 285,051	4.48 6.40 6.40 6.40 10.24 10.24	10/15/2013 2/1/2015 6/1/2015 12/1/2015 6/1/2016 4/18/2017
John P. Gandolfo Chief Financial Officer	— —	114,419 14,890	10.24 14.25	4/18/2017 12/14/2017
Alex T. Bourdon(1) Former Chief Operations Officer	37,656 —	112,969 20,340	10.24 14.25	11/13/2016 12/14/2017

(1)
Mr. Bourdon resigned as our chief operations officer on March 17, 2008, effective April 16, 2008. No portion of the option for 20,340 shares issued to Mr. Bourdon on December 14, 2007 will vest. All outstanding stock options held by him will expire on July 15, 2008 if not exercised before that date.

Option Exercises and Stock Vested for 2007

        Our named executive officers did not exercise any stock options or hold any restricted stock, restricted stock unit or other similar equity-based award during the year ended December 31, 2007.

Pension Benefits for 2007

        Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2007.

Nonqualified Deferred Compensation for 2007

        Our named executive officers did not earn any nonqualified deferred compensation from us during the year ended December 31, 2007.

Equity Compensation Plan Information

        We have two equity compensation plans under which shares are currently authorized for issuance, our 2007 Plan and our 2007 Employee Stock Purchase Plan. In addition, we have two equity compensation plans under which awards are currently outstanding but pursuant to which no future awards may be granted, our 2000 Plan and our 2004 Plan. All of our equity compensation plans were approved by our stockholders prior to our initial public offering in October 2007. The following table provides information regarding securities authorized for issuance as of December 31, 2007 under our equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity Compensation Plans Approved by Security Holders	1,728,844	$9.08	643,510
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	1,728,844	$9.08	643,510

(1)
Excludes 5,235 shares outstanding as of December 31, 2007 in the form of restricted stock awards issued under our 2007 Plan, which were issued without the payment of any consideration by the recipients.

Compensation Committee Report

        The compensation committee of our board of directors hereby reports as follows:

  1.
  The compensation committee has reviewed and discussed the Compensation Discussion and Analysis section contained in this proxy statement.

  2.
  Based on the review and discussion referred to in paragraph (1) above, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission.

        The foregoing report is provided by the undersigned members of the compensation committee.

                      David R. Murray, Chair
                      Gerald Dorros, M.D.
                      Lon E. Otremba

        The foregoing Compensation Committee Report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

        The following table sets forth certain information with respect to beneficial ownership of our common stock, as of April 14, 2008, by:

  •
  each beneficial owner of 5% or more of the outstanding shares of our common stock;

  •
  each of our named executive officers and other executive officers;

  •
  each of our directors and nominees for election as director; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible promissory notes held by that person that are currently exercisable or convertible, or exercisable within 60 days of April 14, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the persons in this table is c/o Power Medical Interventions, Inc., 2021 Cabot Boulevard, Langhorne, Pennsylvania 19047.

        Each stockholder's percentage ownership before the offering is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on 17,108,102 shares of our common stock outstanding as of April 14, 2008. As of April 14, 2008, our outstanding convertible notes are convertible in accordance with their terms into an aggregate of 2.6 million shares of our common stock. Except as set forth above, the table below assumes no conversion of these notes, and no exercise of stock options and warrants outstanding at April 14, 2008 to purchase an aggregate of approximately 2.4 million shares of our common stock. Amounts under the heading "Right to

Acquire" represent shares that may be acquired upon exercise of stock options or warrants exercisable within 60 days of the date of the table or upon conversion of our convertible promissory notes.

	Beneficial Ownership
Name and Address of Beneficial Owner	Shares Outstanding	Right to Acquire	Total	% of Outstanding
5% Stockholders
Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760	2,205,417	9,060	2,214,477	12.9%
Gerald and Myra S. Dorros Revocable Trust(1)	1,892,008	321,098	2,213,106	12.7%
Entities affiliated with Davidson Kempner Partners(2) 885 Third Avenue New York, New York 10022	1,500,000	—	1,500,00	8.8%
Entities affiliated with NGN Capital LLC 369 Lexington Avenue New York, New York 10017	1,151,047	5,078	1,156,125	6.8%
Executive Officers and Directors
Gerald Dorros, M.D.(3)	1,892,008	321,098	2,213,106	12.7%
Kenneth S. Abramowitz(4)	1,151,047	5,078	1,156,125	6.8%
Michael P. Whitman	253,123	515,642	768,765	4.4%
John C. Moran(5)	33,994	15,088	49,082	*
Alex T. Bourdon	—	56,484	56,484	*
Keith Mintun	200	46,875	47,075	*
Donald Malinouskas	—	44,933	44,933	*
John P. Gandolfo	—	38,139	38,139	*
James R. Locher III	4,687	16,031	20,718	*
David R. Murray	—	781	781	*
Lon E. Otremba	—	781	781	*
Charles W. Federico(6)	—	—	—	*
Michael M. Fard	—	—	—	*
All current directors and executive officers as a group (12 persons)	3,335,059	1,060,930	4,395,989	24.2%

*
Less than 1.0%

(1)
Includes securities owned by Gerald Dorros, M.D.

(2)
Based solely upon the Schedule 13G/A of Davidson Kempner Partners filed with the SEC on February 14, 2008, with respect to common stock owned as of that date.

(3)
Includes securities owned by the Gerald and Myra S. Dorros Revocable Trust. Dr. Dorros disclaims beneficial ownership of the shares held by the Gerald and Myra S. Dorros Revocable Trust except to the extent of his pecuniary interest therein.

(4)
Shares presented in the Shares Outstanding column include (i) 668,091 shares held by NGN BioMed Opportunity I, L.P. and (ii) 482,996 shares held by NGN BioMed Opportunity I GmbH&Co. Beteiligungs KG. Shares included in the Right to Acquire column include 4,297 shares issuable upon exercise of a stock option held by NGN Capital LLC. Mr. Abramowitz is managing general partner of NGN Capital LLC. Mr. Abramowitz disclaims beneficial ownership of the shares held by NGN Capital LLC and its affiliates, except to the extent of his pecuniary interest.

(5)
Includes 7,513 shares of common stock held by Robin Hood Ventures 10, LP and 17,877 shares of common stock held by Robin Hood Ventures 10A, LP. Mr. Moran is a limited partner of both Robin Hood Ventures 10, LP and Robin Hood Ventures 10A, LP. The Right to Acquire column includes 2,681 shares issuable upon exercise of a common stock purchase warrant held by Robin Hood Ventures 10A, LP. Mr. Moran disclaims beneficial ownership of the securities held by Robin Hood Ventures 10, LP and Robin Hood Ventures 10A, LP.

(6)
Mr. Federico is a nominee for election as a Class I director.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership of, and transactions in, our securities with the Securities and Exchange Commission. These directors, executive officers and ten-percent shareholders are also required to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during 2007 our directors, officers and ten-percent shareholders complied with all applicable Section 16(a) filing requirements, with the exceptions noted below.

        Alex T. Bourdon, our former chief operations officer, and John P. Gandolfo, our chief financial officer, were each late in filing a Form 4 to report the receipt of stock options granted by our board of directors in December 2007.

        Messrs. Abramowitz, Dorros, Locher, Moran and Otremba, each a non-employee director, each filed a Form 5 reporting the receipt of stock options granted by our board of directors in December 2007 that should have been reported on an earlier Form 4.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Our Auditors

        Ernst & Young LLP have been selected by the audit committee of the board of directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2008. Ernst & Young LLP also served as our auditors in 2007. We expect that representatives of Ernst & Young LLP will attend our annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Committee Report

        The primary role of our audit committee is to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to shareholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the board, and the audit process and the independent auditors' qualifications, independence and performance.

        Management is responsible for establishing and maintaining our system of internal controls and for preparation of our financial statements. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The audit committee has met and held discussions with management and our independent auditors, and has also met separately with our independent auditors, without management present, to review the adequacy of our internal controls, financial reporting practices and audit process.

        The audit committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2007. As part of this review, the audit committee discussed with Ernst & Young LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The audit committee has received from Ernst & Young LLP a written statement describing all relationships between that firm and the Company that might bear on the auditors' independence, consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The audit committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors' provision of any consultation and other non-audit services to the Company is compatible with maintaining the auditors' independence.

        Based on the above-mentioned reviews and discussions with management and the independent auditors, the audit committee recommended to the board of directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

        The foregoing report is provided by the undersigned members of the audit committee.

                      John C. Moran, Chair
                      Kenneth S. Abramowitz
                      Lon E. Otremba

        The foregoing audit committee report shall not be deemed to be soliciting material or filed or incorporated by reference into any filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

Fees for Professional Services

        The following is a summary of the fees for professional services rendered by Ernst & Young LLP for 2007 and 2006:

	Fees
Fee category
	2007	2006
Audit fees	$1,895,000	$335,000
Audit-related fees	18,000	18,000
Tax fees	29,000	23,000
All other fees	—	—

Total Fees	$1,942,000	$376,000

        Audit fees.    Audit fees represent fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses. The fee of $1,895,000 disclosed for 2007 above includes $1,590,000 related to services in connection with our initial public offering in 2007.

        Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements, including consultation on accounting standards or accounting for specific transactions.

        Tax fees.    Tax fees represent fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

        All other fees.    All other fees represent fees for products and services provided by Ernst & Young LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

        Our audit committee approves each engagement for audit or non-audit services before we engage Ernst & Young LLP to provide those services. All audit and non-audit services require specific pre-approval by the audit committee.

        Our audit committee's pre-approval policies or procedures do not allow our management to engage Ernst & Young LLP to provide any specified services without audit committee pre-approval of the engagement for those services. All of the services provided by Ernst & Young LLP during 2007 were individually pre-approved on a case by case basis.

Whistleblower Procedures

        Our audit committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our code of ethics. See "Election of Class I Directors—Code of Ethics."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures

        Pursuant to an unwritten policy of the board of directors, we submit all transactions involving a commitment greater than a stated amount, which currently is $500,000, that we contemplate entering into, including related person transactions, to the board of directors for approval. In addition, we have adopted a written policy providing that our audit committee is responsible for reviewing and approving all transactions between us and any related person which are of a character that would require disclosure under Item 404 of Regulation S-K. Our policy provides that a "related person transaction" is any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, involving an amount exceeding $120,000 in which we are a participant and in which any of our executive officers, directors or 5% stockholders, or any immediate family member of any of our executive officers, directors or 5% stockholders, has or will have a direct or indirect material interest. Pursuant to our policy, neither our audit committee nor our board of directors will approve or ratify any related person transaction which the audit committee or the board of directors, as the case may be, determines is not in, or not inconsistent with, the best interests of the Company. Each of the related party transactions listed below was approved by a disinterested majority of our board of directors after full disclosure of the interest of the related party in the transaction.

        In addition to the compensation arrangements with directors and the executive officers described above, the following is a description of each transaction during fiscal year 2007 and each currently proposed transaction in which:

  •
  we have been or are to be a participant;

  •
  the amount involved exceeds $120,000; and

  •
  any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Gerald Dorros, M.D.

        Gerald Dorros, M.D. is a co-founder and director of the Company and is one of our largest stockholders, owning beneficially approximately 12.7% of our outstanding common stock. We entered into the following transactions with Dr. Dorros during fiscal 2007 and 2008 to date.

        Amendments to common stock purchase warrants.    On February 26, 2007, our board of directors agreed to amend the terms of outstanding warrants to purchase an aggregate of 452,337 shares of our common stock held by Dr. Dorros and members of his family. The warrants, which had a weighted average exercise price of $13.76 per share, were due to expire in May 2007. The amendments extend the term of the warrants so that rights to purchase shares expire as follows: 10% in May 2007, 22.5% in May 2008, 22.5% in May 2009, 22.5% in May 2010 and 22.5% in May 2011. In exchange for our agreement to amend the terms of the warrants, Dr. Dorros agreed to purchase a minimum of $1.0 million of our convertible notes. On May 15, 2007, Dr. Dorros exercised his right to purchase 45,233 shares of common stock pursuant to these warrants.

        Purchase of convertible notes.    On March 30, 2007, the Gerald and Myra S. Dorros Revocable Trust, an entity controlled by Dr. Dorros, purchased $1.0 million of our convertible notes. Except for the warrant amendment described above, Dr. Dorros did not receive any benefit from this transaction that was not received on a pro rata basis by each other purchaser of our convertible notes.

        Amendment to Registration Rights Agreement.    On January 28, 2008, we and the holders of our outstanding convertible notes, including Dr. Dorros, entered into an Amendment to Notes and Registration Rights Agreement. The amendment amends the convertible notes and that certain Registration Rights Agreement between us and the holders of the convertible notes, dated March 30, 2007, to extend the deadline for us to file a registration statement with the Securities and Exchange

Commission to register the resale of shares of our common stock that are issuable upon conversion of the convertible notes, and to terminate our obligation to file any such registration statement, effective March 30, 2008.

OTHER MATTERS

Other Business

        Neither we nor our board of directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our board of directors know of any matters to be proposed by others at the meeting.

Stockholder Proposals

        For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting to be held in 2009, the proposal must be in writing and be received by our Corporate Secretary at our principal executive offices no later than December 17, 2008. If the date of next year's annual meeting is more than 30 days before or after April 16, 2009, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the Securities and Exchange Commission, or SEC.

        In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual meeting of stockholders. For a stockholder's proposal to be brought before our 2009 annual meeting, the stockholder must give written notice to our Corporate Secretary at our principal executive offices not less than sixty (60) days and not more than ninety (90) days prior to the date set for the annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, that if the 2009 annual meeting is to be held on a date prior to the second Wednesday in June, which in 2009 will be June 10, 2009, and if less than seventy (70) days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder to be timely must be given by the close of business on the tenth (10th) day following the earlier of the date on which notice of the date of the annual meeting was mailed or the day on which public disclosure was made of the date of the annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder's notice.

Nomination of Director Candidates

        Any proposals to nominate candidates for election to our board of directors must be in writing and include the nominee's name and qualifications for board membership and should be directed to our Corporate Secretary at our principal executive offices. To be timely, a stockholder's notice must be received by our Corporate Secretary within the time specified in our bylaws for stockholder proposals, described above. The notice must contain all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or pursuant to any other then existing statute, rule or regulation applicable thereto (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and must also include information concerning the identity of, and shares of our stock held of record and beneficially by, both the record stockholder giving the notice and the beneficial owner of our stock, if other than the record holder giving notice, on whose behalf the nomination is made.

Where You Can Find Additional Information

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these proxy materials and any other documents we have filed at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS OF

POWER MEDICAL INTERVENTIONS, INC.

May 14, 2008

VOTE BY INTERNET OR TELEPHONE

QUICK *** EASY *** IMMEDIATE

Electronic Voting Instructions

You can vote via Internet or by telephone. Instead of mailing your proxy, you may choose one of two voting methods outlined below to vote your proxy electronically. You may also vote in person at the meeting. Votes submitted by

Internet or by telephone must be received by 7:00 p.m., eastern daylight savings time, May 13, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Call 1 (866) 894-0537
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE

VOTING ELECTRONICALLY OR BY PHONE

\/ FOLD AND DETACH HERE AND READ THE REVERSE SIDE \/

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2 AND PROPOSAL 3.	Please mark your votes like this	☒

			FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left	FOR ALL EXCEPT (See instructions below)			FOR	AGAINST	ABSTAIN
1.	Election of two Class I Directors for a three-year term.		☐	☐	☐	2.	To approve the amendment to the 2007 Equity Incentive Plan.	☐	☐	☐
	NOMINEES:	(01) Charles W. Federico (02) David R. Murray
								FOR	AGAINST	ABSTAIN
	(Instruction: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through that nominee’s name in the list above)					3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2008.

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

POWER MEDICAL INTERVENTIONS, INC.

2021 Cabot Boulevard

Langhorne, Pennsylvania 19047

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael P. Whitman and John P. Gandolfo as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Power Medical Interventions, Inc. held of record by the undersigned on March 31, 2008, at the Special Meeting in Lieu of Annual Meeting of Stockholders to be held at the Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, on May 14, 2008, at 10:00 a.m. local time, or any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)

QuickLinks

Table of Contents
INFORMATION ABOUT THE MEETING
PROPOSAL ONE—ELECTION OF CLASS I DIRECTORS
PROPOSAL TWO—AMENDMENT TO OUR 2007 EQUITY INCENTIVE PLAN
PROPOSAL THREE—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS AND COMPENSATION OF EXECUTIVE OFFICERS
INFORMATION ABOUT COMMON STOCK OWNERSHIP AND PERFORMANCE
INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OTHER MATTERS